Exhibit 99.1 (Filed herewith)

News Release

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Third-Quarter Earnings of $512 Million

•                  Lower demand for agricultural and construction equipment leads to decline in sales and earnings.

•                  All businesses remain solidly profitable.

•                  Results aided by sound execution and cost management.

MOLINE, Illinois (August 21, 2015) — Net income attributable to Deere & Company was $511.6 million, or $1.53 per share, for the third quarter ended July 31, compared with $850.7 million, or $2.33 per share, for the same period last year.

For the first nine months of the year, net income attributable to Deere & Company was $1.589 billion, or $4.67 per share, compared with $2.513 billion, or $6.79 per share, last year.

Worldwide net sales and revenues decreased 20 percent, to $7.594 billion, for the third quarter and were down 18 percent, to $22.147 billion, for nine months. Net sales of the equipment operations were $6.840 billion for the quarter and $19.843 billion for nine months, compared with $8.723 billion and $24.918 billion for the periods last year.

“John Deere’s third-quarter results reflected the continuing impact of the downturn in the farm economy as well as lower demand for construction equipment,” said Samuel R. Allen, chairman and chief executive officer. “Nevertheless, all of Deere’s businesses remained solidly profitable, benefiting from the sound execution of our business plans and the success of our efforts to develop a more agile cost structure. As a result, the company continues to be well-positioned to provide customers with technologically advanced products and services, while funding its growth plans and returning cash to stockholders.”

Summary of Operations

Net sales of the worldwide equipment operations declined 22 percent for the quarter and 20 percent for nine months compared with the same periods a year ago. Sales included

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price realization of 2 percent for the quarter and nine months. Additionally, sales included an unfavorable currency-translation effect of 6 percent for the quarter and 4 percent for nine months. Equipment net sales in the United States and Canada decreased 21 percent for the quarter and 17 percent year to date. Outside the U.S. and Canada, net sales fell 23 percent for the quarter and 26 percent for nine months, with unfavorable currency-translation effects of 12 percent and 9 percent for the periods.

Deere’s equipment operations reported operating profit of $601 million for the quarter and $1.842 billion for nine months, compared with $1.135 billion and $3.387 billion last year. For both periods, the decline was due primarily to lower shipment volumes, the impact of a less favorable product mix, and the unfavorable effects of foreign-currency exchange. These factors were partially offset by price realization and lower production costs for the quarter and by price realization, lower selling, administrative and general expenses, and lower production costs for the year to date.

Net income of the company’s equipment operations was $344 million for the third quarter and $1.109 billion for the first nine months, compared with $680 million and $2.061 billion in 2014. In addition to the operating factors mentioned above, a lower effective tax rate benefited both quarterly and year-to-date results.

Financial services reported net income attributable to Deere & Company of $153.4 million for the quarter and $480.0 million for nine months compared with $162.3 million and $452.2 million last year. Lower results for the quarter were primarily due to less favorable financing spreads, partially offset by lower selling, administrative and general expenses. Year-to-date results improved as a result of the previously announced crop insurance sale and higher crop insurance margins experienced prior to divestiture, growth in the average credit portfolio, and lower selling, administrative and general expenses, partially offset by less favorable financing spreads. Year-to-date results in 2014 also benefited from a more favorable effective tax rate.

Company Outlook & Summary

Company equipment sales are projected to decrease about 21 percent for fiscal 2015 and to be down about 24 percent for the fourth quarter compared with year-ago periods.  Included in the forecast is a negative foreign-currency translation effect of about 4 percent for the full year and 5 percent for the fourth quarter. For fiscal 2015, net income attributable to Deere & Company is anticipated to be about $1.8 billion.

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According to Allen, Deere’s performance in 2015 underscores its success establishing a wider range of revenue sources and more durable business model. “By continuing to report solid profits in a difficult environment, the company is showing great resilience and performing much better than in previous agricultural downturns.”

Longer term, Allen said he remained quite confident about the company’s prospects. “We believe our steady investment in new products and geographies will make Deere the provider of choice for a growing global customer base and that the impact of these actions will become increasingly clear when our end markets recover,” said Allen. “In our view, favorable trends based on a growing, more affluent, and increasingly mobile population, have ample staying power. For all these reasons, we have confidence in the company’s present course and its ability to deliver significant value to customers and investors in the years ahead.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 24 percent for the quarter and 25 percent for nine months due largely to lower shipment volumes and the unfavorable effects of currency translation. These factors were partially offset by price realization.

Operating profit was $472 million for the quarter and $1.378 billion year to date, compared with $941 million and $2.967 billion, respectively, last year. Lower results for both periods were driven primarily by the impact of lower shipment volumes, a less favorable product mix, and the unfavorable effects of foreign-currency exchange. Partially offsetting these factors were price realization and lower production costs in the third quarter and price realization, lower selling, administrative and general expenses, and lower production costs for the first nine months.

Construction & Forestry. Construction and forestry sales decreased 13 percent for the quarter and were flat for the first nine months. Sales for the quarter were lower mainly as a result of lower shipment volumes and the unfavorable effects of currency translation, partially offset by price realization. On a year-to-date basis, higher shipment volumes and price realization were offset by the unfavorable effects of currency translation.

Operating profit was $129 million for the quarter and $464 million for nine months, compared with $194 million and $420 million for the corresponding periods last year. Operating profit decreased for the quarter mainly due to lower shipment volumes and the

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unfavorable effects of foreign-currency exchange, partially offset by price realization. Year-to-date results improved due to price realization, lower selling, administrative and general expenses, and higher shipment volumes, partially offset by unfavorable foreign-currency effects.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 25 percent for fiscal-year 2015, including a negative currency-translation effect of about 5 percent.

Lower commodity prices and falling farm incomes are continuing to pressure demand for agricultural machinery, with the declines most pronounced in higher-horsepower models. Conditions are more positive in the U.S. livestock sector, supporting some improvement in the sales of smaller sizes of equipment. Based on these factors, industry sales for agricultural equipment in the U.S. and Canada are forecast to be down about 25 percent for 2015.

Full-year 2015 industry sales in the EU28 are forecast to be down about 10 percent, with the decline attributable to lower crop prices and farm incomes as well as pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 20 to 25 percent mainly as a result of economic uncertainty in Brazil and higher interest rates on government-sponsored financing. Asian sales are projected to be down moderately, with most of the decline in India and China. Industry sales in the Commonwealth of Independent States are expected to be down significantly due to economic pressures and tight credit conditions.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2015, benefiting from general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be down about 5 percent for 2015, including a negative currency-translation effect of about 3 percent.

The forecast decline in sales reflects the impact of weakening conditions in the North American energy sector, as well as lower sales outside the U.S. and Canada. In forestry, global sales are expected to be flat to up 5 percent in comparison with last year’s attractive levels, as gains in the U.S. and Europe are offset by declines elsewhere.

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Financial Services. Fiscal-year 2015 net income attributable to Deere & Company for the financial services operations is expected to be approximately $630 million. The forecast improvement over last year is primarily due to the divestiture of the crop insurance business and growth in the average credit portfolio. These factors are being partially offset by less favorable financing spreads, a less favorable tax rate, and an increased provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $126.9 million for the third quarter and $376.4 million year to date, compared with $129.2 million and $390.0 million for the respective periods last year. The decline for the quarter was primarily due to less favorable financing spreads, partially offset by lower selling, administrative and general expenses. The decline in year-to-date results was primarily due to less favorable financing spreads, partially offset by growth in the credit portfolio and lower selling, administrative and general expenses.  Last year’s year-to-date results also benefited from a favorable effective tax rate.

Net receivables and leases financed by JDCC were $33.400 billion at July 31, 2015, compared with $33.534 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include demand for agricultural products, world grain stocks, weather conditions

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(including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought and drier than normal conditions in certain markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

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Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by

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suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by

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law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2015 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Nine Months Ended
	July 31			July 31
			%			%
	2015	2014	Change	2015	2014	Change
Net sales and revenues:
Agriculture and turf	$5,308	$6,969	-24	$15,155	$20,211	-25
Construction and forestry	1,532	1,754	-13	4,688	4,707
Total net sales	6,840	8,723	-22	19,843	24,918	-20
Financial services	636	656	-3	1,937	1,815	+7
Other revenues	118	121	-2	367	369	-1
Total net sales and revenues	$7,594	$9,500	-20	$22,147	$27,102	-18

Operating profit: *
Agriculture and turf	$472	$941	-50	$1,378	$2,967	-54
Construction and forestry	129	194	-34	464	420	+10
Financial services	239	249	-4	737	660	+12
Total operating profit	840	1,384	-39	2,579	4,047	-36
Reconciling items **	(87)	(83)	+5	(254)	(324)	-22
Income taxes	(241)	(450)	-46	(736)	(1,210)	-39
Net income attributable to Deere & Company	$512	$851	-40	$1,589	$2,513	-37

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended July 31, 2015 and 2014

(In millions of dollars and shares except per share amounts) Unaudited

	2015	2014
Net Sales and Revenues
Net sales	$6,839.5	$8,723.0
Finance and interest income	596.7	573.5
Other income	157.5	203.7
Total	7,593.7	9,500.2

Costs and Expenses
Cost of sales	5,358.0	6,611.3
Research and development expenses	346.8	362.1
Selling, administrative and general expenses	755.3	820.7
Interest expense	171.5	153.9
Other operating expenses	223.6	260.0
Total	6,855.2	8,208.0

Income of Consolidated Group before Income Taxes	738.5	1,292.2
Provision for income taxes	241.0	450.2
Income of Consolidated Group	497.5	842.0
Equity in income of unconsolidated affiliates	14.2	8.9
Net Income	511.7	850.9
Less: Net income attributable to noncontrolling interests	.1	.2
Net Income Attributable to Deere & Company	$511.6	$850.7

Per Share Data
Basic	$1.54	$2.35
Diluted	$1.53	$2.33

Average Shares Outstanding
Basic	331.4	361.9
Diluted	334.1	365.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2015 and 2014
(In millions of dollars and shares except per share amounts) Unaudited

	2015	2014
Net Sales and Revenues
Net sales	$19,843.1	$24,917.8
Finance and interest income	1,766.7	1,649.0
Other income	537.7	535.3
Total	22,147.5	27,102.1

Costs and Expenses
Cost of sales	15,472.8	18,678.7
Research and development expenses	1,021.1	1,039.9
Selling, administrative and general expenses	2,154.2	2,433.0
Interest expense	517.1	491.5
Other operating expenses	659.1	738.1
Total	19,824.3	23,381.2

Income of Consolidated Group before Income Taxes	2,323.2	3,720.9
Provision for income taxes	735.6	1,209.6
Income of Consolidated Group	1,587.6	2,511.3
Equity in income of unconsolidated affiliates	1.8	2.2
Net Income	1,589.4	2,513.5
Less: Net income attributable to noncontrolling interests	.6	1.0
Net Income Attributable to Deere & Company	$1,588.8	$2,512.5

Per Share Data
Basic	$4.71	$6.85
Diluted	$4.67	$6.79

Average Shares Outstanding
Basic	337.3	366.8
Diluted	339.9	370.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2015	2014	2014
Assets
Cash and cash equivalents	$4,130.8	$3,787.0	$3,034.7
Marketable securities	421.1	1,215.1	1,489.4
Receivables from unconsolidated affiliates	43.2	30.2	33.3
Trade accounts and notes receivable - net	4,220.4	3,277.6	4,551.8
Financing receivables - net	24,973.4	27,422.2	27,079.9
Financing receivables securitized - net	4,737.8	4,602.3	4,264.2
Other receivables	823.1	1,500.3	1,193.1
Equipment on operating leases - net	4,426.0	4,015.5	3,580.0
Inventories	4,319.0	4,209.7	5,439.0
Property and equipment - net	5,126.4	5,577.8	5,385.5
Investments in unconsolidated affiliates	310.6	303.2	310.2
Goodwill	715.9	791.2	829.8
Other intangible assets - net	57.8	68.8	69.4
Retirement benefits	335.0	262.0	611.7
Deferred income taxes	2,705.0	2,776.6	2,564.0
Other assets	1,586.7	1,496.9	1,312.5
Total Assets	$58,932.2	$61,336.4	$61,748.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,347.9	$8,019.2	$8,580.8
Short-term securitization borrowings	4,595.4	4,558.5	4,142.8
Payables to unconsolidated affiliates	73.7	101.0	90.4
Accounts payable and accrued expenses	7,235.8	8,554.1	8,432.9
Deferred income taxes	150.9	160.9	160.1
Long-term borrowings	23,200.9	24,380.7	24,035.5
Retirement benefits and other liabilities	6,602.6	6,496.5	5,473.5
Total liabilities	51,207.2	52,270.9	50,916.0
Total Deere & Company stockholders’ equity	7,723.1	9,062.6	10,830.0
Noncontrolling interests	1.9	2.9	2.5
Total stockholders’ equity	7,725.0	9,065.5	10,832.5
Total Liabilities and Stockholders’ Equity	$58,932.2	$61,336.4	$61,748.5

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Nine Months Ended July 31, 2015 and 2014

(In millions of dollars) Unaudited

	2015	2014
Cash Flows from Operating Activities
Net income	$1,589.4	$2,513.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	35.4	29.6
Provision for depreciation and amortization	1,029.2	957.4
Impairment charges		62.3
Share-based compensation expense	47.7	60.6
Undistributed earnings of unconsolidated affiliates	(5.2)	(2.3)
Provision (credit) for deferred income taxes	73.0	(249.1)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(598.0)	(1,679.3)
Insurance receivables	333.4	35.5
Inventories	(941.5)	(1,102.9)
Accounts payable and accrued expenses	(594.6)	(313.6)
Accrued income taxes payable/receivable	(58.1)	207.3
Retirement benefits	293.4	215.0
Other	(12.3)	(51.9)
Net cash provided by operating activities	1,191.8	682.1

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	11,517.9	11,586.6
Proceeds from maturities and sales of marketable securities	833.0	718.7
Proceeds from sales of equipment on operating leases	773.7	803.3
Proceeds from sales of businesses, net of cash sold	149.2	339.8
Cost of receivables acquired (excluding receivables related to sales)	(11,162.9)	(12,664.2)
Purchases of marketable securities	(100.8)	(585.5)
Purchases of property and equipment	(461.4)	(640.9)
Cost of equipment on operating leases acquired	(1,355.7)	(1,049.5)
Other	(23.4)	(75.6)
Net cash provided by (used for) investing activities	169.6	(1,567.3)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	1,805.2	(76.7)
Proceeds from long-term borrowings	3,639.8	6,672.2
Payments of long-term borrowings	(3,980.1)	(4,079.8)
Proceeds from issuance of common stock	170.4	138.8
Repurchases of common stock	(1,833.9)	(1,631.1)
Dividends paid	(617.9)	(568.6)
Excess tax benefits from share-based compensation	18.5	28.5
Other	(56.9)	(50.4)
Net cash provided by (used for) financing activities	(854.9)	432.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(162.7)	(17.0)

Net Increase (Decrease) in Cash and Cash Equivalents	343.8	(469.3)
Cash and Cash Equivalents at Beginning of Period	3,787.0	3,504.0
Cash and Cash Equivalents at End of Period	$4,130.8	$3,034.7

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In March 2015, the Company closed the sale of all of the stock of its wholly-owned subsidiaries, John Deere Insurance Company and John Deere Risk Protection, Inc. (collectively the Crop Insurance operations) to Farmers Mutual Hail Insurance Company of Iowa. These operations were included in the Company’s financial services operating segment. At January 31, 2015, total assets of $381 million and liabilities of $267 million were classified as held for sale in the consolidated financial statements, which consisted of the following:

January 31, 2015
Cash and cash equivalents	$13
Marketable securities	79
Other receivables	265
Other intangible assets - net	4
Other assets	20
Total assets held for sale	$381

Account payable and accrued expenses, and Total liabilities held for sale	$267

The total amount of proceeds from the sale was approximately $154 million, including $5 million of cash and cash equivalents sold, with a gain recorded in other income of $42 million pretax and $40 million after-tax. The tax expense was partially offset by a change in a valuation allowance on a capital loss carryforward. The Company will provide certain business services for a fee during a transition period.

(2)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2015	2014	2015	2014

Dividends declared	$.60	$.60	$1.80	$1.62
Dividends paid	$.60	$.51	$1.80	$1.53

(3)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended July 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$6,839.5	$8,723.0
Finance and interest income	20.8	14.2	$644.3	$634.2
Other income	140.8	147.2	51.2	85.6
Total	7,001.1	8,884.4	695.5	719.8

Costs and Expenses
Cost of sales	5,358.4	6,611.6
Research and development expenses	346.8	362.1
Selling, administrative and general expenses	633.5	684.5	123.9	138.8
Interest expense	69.6	61.1	113.6	107.3
Interest compensation to Financial Services	56.7	60.4
Other operating expenses	36.3	60.9	219.3	225.3
Total	6,501.3	7,840.6	456.8	471.4

Income of Consolidated Group before Income Taxes	499.8	1,043.8	238.7	248.4
Provision for income taxes	155.5	363.8	85.5	86.4
Income of Consolidated Group	344.3	680.0	153.2	162.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	153.4	162.3	.2	.3
Other	14.0	8.6
Total	167.4	170.9	.2	.3
Net Income	511.7	850.9	153.4	162.3
Less: Net income attributable to noncontrolling interests	.1	.2
Net Income Attributable to Deere & Company	$511.6	$850.7	$153.4	$162.3

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Nine Months Ended July 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$19,843.1	$24,917.8
Finance and interest income	58.8	50.0	$1,900.9	$1,795.2
Other income	451.2	447.6	201.4	188.6
Total	20,353.1	25,415.4	2,102.3	1,983.8

Costs and Expenses
Cost of sales	15,474.2	18,679.5
Research and development expenses	1,021.1	1,039.9
Selling, administrative and general expenses	1,794.1	2,046.9	366.9	394.2
Interest expense	208.0	216.5	346.0	313.0
Interest compensation to Financial Services	156.0	157.4
Other operating expenses	112.6	212.8	653.3	618.0
Total	18,766.0	22,353.0	1,366.2	1,325.2

Income of Consolidated Group before Income Taxes	1,587.1	3,062.4	736.1	658.6
Provision for income taxes	478.5	1,001.7	257.1	208.0
Income of Consolidated Group	1,108.6	2,060.7	479.0	450.6

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	480.0	452.2	1.0	1.6
Other	.8	.6
Total	480.8	452.8	1.0	1.6
Net Income	1,589.4	2,513.5	480.0	452.2
Less: Net income attributable to noncontrolling interests	.6	1.0
Net Income Attributable to Deere & Company	$1,588.8	$2,512.5	$480.0	$452.2

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31	October 31	July 31	July 31	October 31	July 31
	2015	2014	2014	2015	2014	2014
Assets
Cash and cash equivalents	$2,907.1	$2,569.2	$1,855.0	$1,223.7	$1,217.8	$1,179.8
Marketable securities	47.4	700.4	1,002.5	373.7	514.7	486.9
Receivables from unconsolidated subsidiaries and affiliates	2,941.5	3,663.9	4,865.7
Trade accounts and notes receivable - net	581.2	706.0	819.1	4,780.9	3,554.4	4,923.0
Financing receivables - net	4.7	18.5	7.1	24,968.7	27,403.7	27,072.8
Financing receivables securitized - net				4,737.8	4,602.3	4,264.2
Other receivables	779.2	848.0	802.6	76.2	659.0	421.1
Equipment on operating leases - net				4,426.0	4,015.5	3,580.0
Inventories	4,319.0	4,209.7	5,439.0
Property and equipment - net	5,072.4	5,522.5	5,330.3	54.0	55.3	55.1
Investments in unconsolidated subsidiaries and affiliates	4,923.8	5,106.5	5,005.9	10.2	10.9	11.3
Goodwill	715.9	791.2	829.8
Other intangible assets - net	57.8	64.8	65.4		4.0	4.0
Retirement benefits	335.5	263.5	579.3	27.1	32.9	34.3
Deferred income taxes	3,028.6	2,981.9	2,778.3	61.6	64.9	70.8
Other assets	859.4	850.6	680.5	730.0	648.2	633.3
Total Assets	$26,573.5	$28,296.7	$30,060.5	$41,469.9	$42,783.6	$42,736.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$650.8	$434.1	$1,042.6	$8,697.1	$7,585.1	$7,538.2
Short-term securitization borrowings				4,595.4	4,558.5	4,142.8
Payables to unconsolidated subsidiaries and affiliates	73.7	101.0	90.9	2,898.3	3,633.7	4,831.9
Accounts payable and accrued expenses	7,025.1	7,518.4	7,938.3	1,387.3	2,027.0	1,716.9
Deferred income taxes	79.9	87.1	84.4	456.2	344.1	360.8
Long-term borrowings	4,475.4	4,642.5	4,678.7	18,725.5	19,738.2	19,356.7
Retirement benefits and other liabilities	6,543.6	6,448.1	5,393.1	86.7	82.8	82.3
Total liabilities	18,848.5	19,231.2	19,228.0	36,846.5	37,969.4	38,029.6
Total Deere & Company stockholders’ equity	7,723.1	9,062.6	10,830.0	4,623.4	4,814.2	4,707.0
Noncontrolling interests	1.9	2.9	2.5
Total stockholders’ equity	7,725.0	9,065.5	10,832.5	4,623.4	4,814.2	4,707.0
Total Liabilities and Stockholders’ Equity	$26,573.5	$28,296.7	$30,060.5	$41,469.9	$42,783.6	$42,736.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income	$1,589.4	$2,513.5	$480.0	$452.2
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	2.1	3.2	33.3	26.4
Provision for depreciation and amortization	605.6	592.2	503.2	417.8
Impairment charges		62.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	(4.9)	(303.2)	(.8)	(1.4)
Provision (credit) for deferred income taxes	(39.6)	(216.6)	112.6	(32.5)
Changes in assets and liabilities:
Trade receivables	37.2	151.8
Insurance receivables			333.4	35.5
Inventories	(473.2)	(604.4)
Accounts payable and accrued expenses	(113.4)	13.3	(322.3)	4.1
Accrued income taxes payable/receivable	(82.9)	181.5	24.8	25.8
Retirement benefits	282.1	203.2	11.3	11.8
Other	145.8	168.4	(25.5)	(37.0)
Net cash provided by operating activities	1,948.2	2,765.2	1,150.0	902.7

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			12,516.5	12,618.3
Proceeds from maturities and sales of marketable securities	700.1	700.1	132.9	18.6
Proceeds from sales of equipment on operating leases			773.7	803.3
Proceeds from sales of businesses, net of cash sold		339.8	149.2
Cost of receivables acquired (excluding trade and wholesale)			(12,063.2)	(13,802.5)
Purchases of marketable securities	(49.1)	(504.1)	(51.7)	(81.4)
Purchases of property and equipment	(458.1)	(639.5)	(3.3)	(1.4)
Cost of equipment on operating leases acquired			(1,988.6)	(1,723.2)
Increase in trade and wholesale receivables			(924.0)	(2,055.6)
Other	2.2	(103.0)	(22.1)	(26.7)
Net cash provided by (used for) investing activities	195.1	(206.7)	(1,480.6)	(4,250.6)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	318.5	537.2	1,486.7	(613.9)
Change in intercompany receivables/payables	447.2	(1,442.7)	(447.2)	1,442.7
Proceeds from long-term borrowings	6.7	7.0	3,633.1	6,665.2
Payments of long-term borrowings	(147.1)	(757.2)	(3,833.0)	(3,322.6)
Proceeds from issuance of common stock	170.4	138.8
Repurchases of common stock	(1,833.9)	(1,631.1)
Dividends paid	(617.9)	(568.6)	(479.6)	(150.0)
Excess tax benefits from share-based compensation	18.5	28.5
Other	(38.1)	(21.4)	9.5	25.2
Net cash provided by (used for) financing activities	(1,675.7)	(3,709.5)	369.5	4,046.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(129.7)	(17.3)	(33.0)	.3

Net Increase (Decrease) in Cash and Cash Equivalents	337.9	(1,168.3)	5.9	699.0
Cash and Cash Equivalents at Beginning of Period	2,569.2	3,023.3	1,217.8	480.8
Cash and Cash Equivalents at End of Period	$2,907.1	$1,855.0	$1,223.7	$1,179.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.